EXHIBIT 11

OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES

COMPUTATION OF EARNINGS PER SHARE

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

(Amounts in millions, except per-share amounts)

	Periods Ended September 30
	Three Months		Nine Months
	2008	2007	2008	2007
BASIC EARNINGS PER SHARE

Earnings applicable to common stock	$2,271	$1,324	$6,414	$3,948

Basic shares
Weighted average common shares outstanding	880.6	875.9	879.3	873.1
Treasury stock	(65.9)	(45.2)	(60.1)	(39.5)
Vested, unissued shares	0.6	2.4	0.9	3.4
Basic shares	815.3	833.1	820.1	837.0

Basic earnings per share
Income from continuing operations	$2.79	$1.58	$7.79	$4.34
Discontinued operations, net	—	0.01	0.03	0.38

Basic earnings per common share	$2.79	$1.59	$7.82	$4.72

DILUTED EARNINGS PER SHARE

Earnings applicable to common stock	$2,271	$1,324	$6,414	$3,948

Diluted shares
Basic shares	815.3	833.1	820.1	837.0
Dilutive effect of stock options and unvested restricted shares	2.4	3.9	3.7	3.9
Diluted shares	817.7	837.0	823.8	840.9
Diluted earnings per share
Income from continuing operations	$2.78	$1.57	$7.76	$4.31
Discontinued operations, net	—	0.01	0.03	0.38
Diluted earnings per common share	$2.78	$1.58	$7.79	$4.69